EXHIBIT 4(b)

AMENDMENT AND CONSENT UNDER CREDIT AGREEMENT

     AMENDMENT AND CONSENT AGREEMENT, dated as of December 15, 2004 (“this Amendment”), to the Credit Agreement, dated as of June 30, 2003 (“Credit Agreement”), by and among Regent Broadcasting, Inc. (“Borrower”), the financial institutions from time to time party to the Credit Agreement as lenders thereunder (collectively, “Lenders”), Fleet National Bank, as the administrative agent for the Lenders (“Administrative Agent”), US Bank, National Association, as the syndication agent for the Lenders (“Syndication Agent”), Wachovia Bank, National Association, and Suntrust Bank., as co-documentation agents for the Lenders (“Documentation Agents”). Capitalized terms used in this Amendment and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement.

RECITALS:

     A. The Principal Companies have requested the Lenders to amend certain provisions of the Credit Agreement and consent to the conversion by each of the Borrower and two of its Subsidiaries from a corporation to a limited liability company.

     B. The Lenders have agreed to the amendments and consents so requested upon the terms and subject to the conditions contained in this Amendment.

     NOW, THEREFORE, in consideration of the mutual agreements, promises and covenants contained herein, the parties hereto hereby agree as follows:

     SECTION 1. Amendments. Effective on and as of December 15, 2004, but subject to the satisfaction of the conditions precedent contained in Section 4 of this Amendment, the Credit Agreement and the Security Agreement are hereby amended as follows:

     (a) Section 1.1 of the Credit Agreement is amended by adding thereto in alphabetical order the new defined term set forth below:

     “RBM” means Regent Broadcasting Management, LLC, a Delaware limited liability company which is a Subsidiary of the Parent Company.

     (b) The defined terms “Affiliate”, “Applicable Commitment Fee Percentage”, “Applicable Margin” and “Restricted Payments” in Section 1.1 of the Credit Agreement are amended and restated in their entirety to read as set forth below:

     “Affiliate” means, with respect to any Person, any other Person (a) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, or (b) that directly or indirectly owns or controls more than 10% of any class of the Capital Stock of, or Equity Interests in, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or to cause the direction of the management and policies of such other Person, whether through the ownership of Voting Interests, by contract or otherwise. For purposes of this Agreement and the other Loan Documents, (i) the Parent Company shall be deemed to be an Affiliate of the Borrower and of each of the Borrower’s Subsidiaries, (ii) the Borrower shall not be deemed to be an Affiliate of any of the Borrower’s Subsidiaries, (iii) none of the Subsidiaries of the Borrower shall be deemed to be an Affiliate of the Borrower or of any of the other Subsidiaries of the Borrower, (iv) RBM shall not be deemed to be an Affiliate of the Borrower and of each of the Borrower’s Subsidiaries; and (v) none of the Agents or the Lenders shall be deemed to be an Affiliate of the Parent Company, the Borrower or any of their Subsidiaries.

     “Applicable Commitment Fee Percentage” means, with respect to the Aggregate Revolving Commitment, a percentage, per annum, determined by reference to the Usage applicable to the Aggregate Revolving Commitment for any period, all as set forth in the Pricing Grid below:

Usage	Usage	Usage
> 66.67%	>33.33% and ≤66.67%	≤33.33%
0.250%	0.375%	0.500%

     “Applicable Margin” means, with respect to any of the Loans, a percentage, per annum, determined by reference to the Consolidated Leverage Ratio in effect from time to time, all as set forth in the Pricing Grid below:

	PRICING GRID

Consolidated
Leverage	Base Rate	Eurodollar
Ratio	Loans	Loans
≥ 5.75: 1.00	1.500%	2.500%
< 5.75: 1.00 ≥ 5.00: 1.00	1.250%	2.250%
< 5.00: 1.00 ≥ 4.50: 1.00	0.750%	1.750%
< 4.50: 1.00 ≥ 4.00: 1.00	0.500%	1.500%
< 4.00: 1.00 ≥ 3.00: 1.00	0.250%	1.250%
< 3.00: 1.00 ≥ 2.00: 1.00	0.000%	1.000%
< 2.00: 1.00	0.000%	0.750%

The “Applicable Margin” shall be determined by reference to the Consolidated Leverage Ratio set forth in the most recent Compliance Certificate delivered pursuant to Section 7.2(a). No change in the Applicable Margin with respect to any of the Loans shall be effective until three (3) Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 7.2(a)

calculating such new Consolidated Leverage Ratio. Promptly following receipt of the applicable information as and when required under Section 7.2(a), the Administrative Agent shall give each Lender facsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date.

     “Restricted Payments” means, in relation to the Parent Company, the Borrower and their Subsidiaries: (a) any payment, prepayment, distribution, loan, advance, Investment or Sale by the Borrower or by any of its Subsidiaries which constitutes an Affiliate Transaction described in clause (a), (b), (c), (d), (e), (f) or (g) of the definition “Affiliate Transaction”; (b) any declaration or payment by the Borrower or by any of its Subsidiaries of any dividends or other distributions on account of, or any payment or other distribution by the Borrower or by any of its Subsidiaries on account of the purchase, repurchase, redemption, retirement or other acquisition for value of, any Capital Stock of or any other Equity Interests in the Borrower; (c) any declaration or payment by RBM or by any of its Subsidiaries of any dividends or other distributions on account of, or any payment or other distribution by RBM or by any of its Subsidiaries on account of the purchase, repurchase, redemption, retirement or other acquisition for value of, any Capital Stock of or any other Equity Interests in RBM; and (d) any declaration or payment by the Parent Company or by any of its Subsidiaries of any dividends or other distributions on account of, or any payment or other distribution by the Parent Company or by any of its Subsidiaries on account of the purchase, repurchase, redemption, retirement or other acquisition for value of, any Capital Stock of or any other Equity Interests in the Parent Company.

     (b) Paragraph (a) of Section 2.15 of the Credit Agreement is amended by (i) deleting therefrom “prior to the third anniversary of the Effective Date”, and (ii) replacing such phrase with “prior to the Maturity Date”.

     (c) Paragraph (c) and Paragraph (d) of Section 8.7 of the Credit Agreement are amended to read in their entirety as follows:

     (c) Restricted Payments in the form of cash dividends declared or paid by the Borrower on its Equity Interests or by RBM on its Equity Interests:

          (i) for the purpose of paying, so long as all of the proceeds thereof are promptly used by the Parent Company to pay, its operating expenses incurred in the ordinary course of its business and other corporate overhead costs and expenses (including, without limitation, legal and accounting expenses and other similar expenses);

          (ii) for the purpose of paying, so long as all of the proceeds thereof are promptly used by the Parent Company to pay, franchise taxes and federal, state and local income taxes and interest, and penalties with respect thereto, payable by the Parent Company; and

          (iii) for the purpose of making, so long as all of the proceeds thereof are promptly used by the Parent Company to make, payments by the Parent Company on account of the redemption, repurchase or other acquisition for value of the Permitted Equity Interests of the Parent Company, but only if and to the extent that such payments by the Parent Company are, when made, permitted by clause (d) of this Section 8.7;

provided, however, that at the time of the declaration of any such cash dividends the proceeds of which are to be used for any of the purposes identified in clause (i), (ii), or (iii), no Defaults shall be continuing or shall result therefrom;

     (d) cash payments by the Parent Company on account of the redemption, repurchase or other acquisition for value of the Permitted Equity Interests of the Parent Company; provided, however, that: (i) the aggregate amount of all of the cash payments so made by the Parent Company during the period from December 15, 2004 through the Maturity Date shall not exceed $40,000,000; and (ii) both immediately before and after giving effect to any of such cash payments, no Defaults shall then be continuing or shall result therefrom.

     (d) Paragraph (a) of Section 7.4 of the Security Agreement is hereby deleted.

     SECTION 2. Consents. Effective on and as of December 15, 2004, but subject to the satisfaction of the conditions precedent contained in Section 4 of this Amendment, the Lenders hereby grant all such consents as are required under the Credit Agreement including, without limitation, pursuant to Section 7.4 of the Credit Agreement, for the conversions (“Conversions”) of (a) Regent Broadcasting, Inc., a Delaware corporation, into Regent Broadcasting, LLC, a Delaware limited liability company, pursuant to Section 266 of the Delaware General Corporation Law, (b) Regent Broadcasting Midwest, Inc., a Delaware corporation, into Regent Broadcasting Midwest, LLC, a Delaware limited liability company, pursuant to Section 266 of the Delaware General Corporation Law, and (c) Regent Broadcasting West Coast, Inc., a California corporation, into Regent Broadcasting West Coast, LLC, a California limited liability company (whether directly or indirectly into another Wholly-Owned Subsidiary), in each case so long as immediately before and after giving effect to each Conversion no Default or Event of Default shall be continuing.

     SECTION 3. Reaffirmation. Without in any way detracting from, releasing or otherwise prejudicing in any manner whatsoever the existing Obligations and Collateral under the Credit Agreement and each of the other Loan Documents, effective as of the date of its Conversion, the Borrower hereby reaffirms and ratifies that it is fully bound by and party (as an original signatory thereto) to (a) the Credit Agreement as the Borrower thereunder for all purposes thereof and (b) each other Loan Document as the Borrower thereunder for all purposes thereof, and the Borrower hereby expressly assumes, effective as of the date of its Conversion, all of the Obligations and each and every duty, liability and other obligation of the Borrower under the Credit Agreement and each of the other Loan Documents.

     SECTION 4. Conditions Precedent. The effectiveness of the amendments contained in Section 1 of this Amendment and the consents contained in Section 2 of this Amendment are subject to the fulfillment of each of the following conditions precedent:

     (a) Execution and Delivery of this Amendment. The Administrative Agent shall have received counterparts of this Amendment, duly executed and delivered by each of the Principal Companies, the Agents and the Lenders.

     (b) Collateral Documents. The Administrative Agent shall have received:

     (i) financing statements (Form UCC-1) in appropriate form for filing under the Uniform Commercial Code of each jurisdiction as may be necessary to perfect the security interests and Liens with respect to the Borrower and its Subsidiaries and RBM purported to be created by the Pledge Agreement and the Security Agreement; and

     (ii) evidence that all other action necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests and Liens purported to be created by the Pledge Agreement or the Security Agreement have been properly taken by the Credit Parties.

Any other action, including, without limitation, the taking of possession by the Collateral Agent of certificates evidencing all Equity Interests in the Borrower and its Subsidiaries and RBM and related instruments of transfer duly executed in blank, reasonably required by the Collateral Agent to create a perfected security interest and Lien in the Collateral described in the Collateral Documents shall have been properly taken in order to create such a perfected security interest and Lien.

     (c) Resolutions; etc. The Administrative Agent shall have received from the Borrower, a certificate, dated as of a recent date, of its secretary or any assistant secretary as to:

     (i) resolutions of its board of directors then in full force and effect authorizing the execution, delivery and performance of this Amendment;

     (ii) the incumbency and signatures of the Authorized Officers of the Borrower authorized to act with respect to this Amendment and each of the other Loan Documents (upon which certificate each of the Agents, the Issuing Lender and the Lenders may conclusively rely until the Administrative Agent shall have received a further certificate of the Borrower canceling or amending such prior certificate, which further certificate shall be reasonably satisfactory to the Administrative Agent); and

     (iii) the certificates filed or to be filed with the Secretary of State of Delaware and the documents to be filed with the Secretary of State of California to effect the Conversions and each Governing Document of the Borrower and its Subsidiaries which will be in effect upon completion of the Conversions.

Each of such documents shall be in form and substance reasonably satisfactory to the Administrative Agent.

     (d) Certificates of Good Standing; etc. The Administrative Agent shall have received: (a) the Governing Documents and other organizational documents of the Borrower as in effect on the date of this Amendment, certified as of a recent date by the Secretary of State (or other similar applicable Governmental Authority) of the jurisdiction of organization of the Borrower; and (b) a good standing certificate as of a recent date for the Borrower from the Secretary of State of the jurisdiction of organization of the Borrower and each State or other jurisdiction where the failure of the Borrower to be qualified to do business as a foreign limited liability company could reasonably be expected to have a Materially Adverse Effect.

     (e) Compliance with Section 7.12 of Credit Agreement. With respect to the formation of RBM, (i) the Principal Companies shall have complied with all of the applicable requirements of Section 7.12 of the Credit Agreement in a manner reasonably satisfactory to the Collateral Agent, and (ii) RBM shall have become a Subsidiary Guarantor.

     (f) Fees and Expenses. The Administrative Agent shall have received from the Borrower on the date of this Amendment payment in full of all of (i) the amendment fees required by paragraph (a) of Section 6 of this Amendment, and (ii) its actual and reasonable out-of-pocket costs and expenses (including Attorney Costs) payable in accordance with Section 12.4 of the Credit Agreement for which invoices shall have been submitted at least one (1) Business Day prior to the date of this Amendment.

     (g) Satisfactory Legal Form; etc. All Instruments and other documents executed and delivered or submitted pursuant hereto by or on behalf of any of the Credit Parties shall be reasonably satisfactory in form and substance to the Administrative Agent and its special counsel; the Administrative Agent and its special counsel shall have received all such information, and such counterpart originals or such certified or other copies of all such other materials, as the Administrative Agent or its special counsel shall have reasonably requested; and all legal matters incident to the transactions contemplated by this Amendment shall be reasonably satisfactory to the Administrative Agent and its special counsel.

     SECTION 5. Representations and Warranties. Each of the Principal Companies, jointly and severally, represents and warrants to each of the Lenders and Agents on and as of the date hereof, after giving effect to this Amendment, as follows:

     (a) Representations in Credit Agreement. Each of the representations and warranties made by or on behalf of each of the Principal Companies to the Lenders and Agents in the Credit Agreement or in any of the other Loan Documents is true and correct in all material respects on and as of the date hereof after giving effect to this Amendment, except: (i) as affected by the consummation of the transactions contemplated by the Loan Documents (including this Amendment); (ii) to the extent that any such representation or warranty relates by its express terms solely to a prior date; and (iii) as and to the limited extent otherwise disclosed to each of the Lenders and Agents in writing prior to the date hereof. After giving effect to this Amendment, no Defaults or Events of Default are continuing under the Credit Agreement or any of the other Loan Documents.

     (b) Authority; etc. The execution and delivery by each of the Principal Companies of this Amendment, and the performance by each of the Principal Companies of its agreements and obligations under this Amendment, have been duly and properly authorized by all necessary corporate or other action on the part of each of the Principal Companies, and do not and will not conflict with, result in any violation of, or constitute any default under, (i) any provision of any Governing Documents of either of the Principal Companies, (ii) any Contractual Obligations of either of the Principal Companies, or (iii) any Applicable Law. No approval, authorization or other action by, or declaration to or filing with, any Governmental Authority or any other Person is required to be obtained or made by either of the Principal Companies in connection with its execution, delivery or performance of this Amendment.

     (c) Validity; etc. This Amendment has been duly executed and delivered by each of the Principal Companies and constitutes the legal, valid and binding obligation of each of the Principal Companies, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws at the time in effect affecting the enforceability of the rights of creditors generally and to general equitable principles.

     SECTION 6. Covenants, etc.

     (a) Each of the Principal Companies, jointly and severally, hereby agrees to pay to the Administrative Agent on the date of this Amendment, for the pro rata account of the Lenders, non-refundable, fully-earned amendment fees in the aggregate amount of $75,000.

     (b) Each of the Principal Companies, jointly and severally, hereby agrees to pay all of the actual and reasonable Attorney Costs incurred by the Administrative Agent in connection with this Amendment and the transactions contemplated hereby.

     (c) Each of the Principal Companies hereby irrevocably authorizes the Administrative Agent to file all such Uniform Commercial Financing Statements and amendments thereto as the Administrative Agent shall determine to be necessary or appropriate with respect to the Borrower and its Subsidiaries and RBM.

     SECTION 7. No Other Changes. Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Credit Agreement and each of the other Loan Documents, and all of the rights and remedies of the Lenders and the Agents thereunder, shall remain unaltered, and are hereby ratified and confirmed in all other respects by each of the Principal Companies.

     SECTION 8. Other Provisions. This Amendment and the rights and obligations hereunder of each of the parties hereto shall in all respects be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart hereof signed by each of the parties hereto. Delivery of signature pages to this Amendment by telecopy shall be as effective as manually executed counterparts of this Amendment.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

***Signature Pages to Amendment and Consent Agreement Follow***

     IN WITNESS WHEREOF, the undersigned have duly executed this AMENDMENT AND CONSENT AGREEMENT under seal as of December 15, 2004.

REGENT BROADCASTING, INC., as the Borrower

By:	/s/ Anthony A. Vasconcellos

Name: Anthony A. Vasconcellos
Title: Senior Vice President and Chief
Financial Officer

REGENT COMMUNICATIONS, INC., as the Parent Company

By:	/s/ Anthony A. Vasconcellos

Name: Anthony A. Vasconcellos
Title: Senior Vice President and Chief
Financial Officer

**Signature Page to Amendment and Consent Agreement**

***Signature Pages to Amendment and Consent Agreement Follow***

FLEET NATIONAL BANK, as the Administrative Agent, the Issuing Lender and a Lender

By:	/s/ Todd Shipley
Name: Todd Shipley
Title: Senior Vice President

US BANK, NATIONAL ASSOCIATION, as the Syndication Agent and a Lender

By:	/s/ Susan Kreutz
Name: Susan Kreutz
Title: Banking Officer

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Co-Documentation Agent and a Lender

By:	/s/ Russ Lyons
Name: Russ Lyons
Title: Director

SUNTRUST BANK, as a Co-Documentation Agent and a Lender

By:	/s/ Brian Combs
Name: Brian Combs Title: Vice President

**Signature Page to Amendment and Consent Agreement**

***Signature Page to Amendment and Consent Agreement Follows***

ING CAPITAL, as a Lender

By:	/s/ Annie Moy
Name: Annie Moy Title: Vice President

KEY CORPORATE CAPITAL INC., as a Lender

By:	/s/ Michelle Reef
Name: Michelle Reef Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Casey P. Kelly
Name: Casey P. Kelly Title: Assistant Vice President

THE BANK OF NEW YORK, as a Lender

By:	/s/ Michael E. Masters
Name: Michael E. Masters Title: Vice President

By:	/s/ Cynthia L. Rogers
Name: Cynthia L. Rogers Title: Vice President

**Signature Page to Amendment and Consent Agreement**